Exhibit 10.1

EPOD SOLAR INC.

September 18, 2009

DayStar Technologies, Inc.

2972 Stender Way

Santa Clara, California

Attn:     Mr. Robert Aldrich

              Interim Chief Executive Officer and Chairman

Ladies and Gentlemen:

EPOD Solar Inc., a British Columbia corporation (“EPOD”), is pleased to present DayStar Technologies, Inc. (“DayStar”) with this letter of intent (this “Letter of Intent”) regarding a proposed transaction or series of related transactions (collectively, the “Transaction”), the material terms of which are set forth on Annex A and are hereby incorporated into this Letter of Intent, between EPOD (and/or one or more of its affiliates or shareholders) and DayStar, as more fully described below. In this Letter of Intent, EPOD and DayStar are sometimes referred to individually as a “Party” and collectively as the “Parties.”

The Transaction is premised on the mutual understanding of the Parties that the businesses of EPOD and DayStar are complimentary. EPOD is already in manufacturing mode with amorphous silicon technology, and its research and development arm is poised to deploy double and triple junction technology PV module manufacturing. These capabilities would allow the combined company to start building pipeline power projects immediately in Canada and Europe. Amorphous silicon PV modules are best suited for large utility-scale ground mount projects at competitive costs. DayStar’s CIGS technology represents a high potential thin-film technology. The combined company will utilize its combined financial and research and development resources to bring the CIGS technology to commercial production. This approach would allow a parallel track to benefits from both technologies for the future growth of the combined business model.

Simultaneously with the execution and delivery of this Letter of Intent, and in connection with the Transaction, DayStar and Peter Alan Lacey, acting on behalf of TD Waterhouse RRSP Account 240832S in Trust for Peter Alan Lacey as beneficiary (“the Lacey RRSP Account”), have entered into a Purchase Agreement (the “Purchase Agreement”) of even date herewith, pursuant to which the Lacey RRSP Account has agreed to loan to DayStar, for purposes of funding DayStar’s ongoing research and development and related business operations, an amount of $2,000,000 (the “Loan”). Pursuant to the Purchase Agreement, for an aggregate purchase price of $2,000,000, DayStar will issue to the Lacey RRSP Account or as directed by Mr. Lacey on behalf of the Lacey RRSP Account (a) a Secured Convertible Promissory Note (the “Note”) in the aggregate principal amount of the Loan, (b) a warrant to purchase 1,500,000 shares of DayStar common stock (subject to adjustment for certain dilutive transactions) (the “First Warrant”), and (c) upon the satisfaction of certain conditions, a warrant to purchase 1,666,667 shares of DayStar common stock (subject to adjustment for certain dilutive transactions) (the “Second Warrant”, and together with the First Warrant, the “Warrants”). The Note will be convertible into shares of DayStar common stock based on a $0.60 conversion price and the Warrants will have an exercise price of $0.50 per share. Simultaneously with the execution and delivery of this Letter of Intent, and in connection with the Transaction, DayStar and the Lacey RRSP Account have also entered into a Registration Rights Agreement pursuant to which DayStar has granted to the Lacey RRSP Account registration rights with respect to the shares of DayStar common stock that may be issued upon either conversion of the Note or exercise of the Warrants.

1. The Transaction.

(a) Subject to the terms and conditions set forth herein, during the Term (as defined below) the Parties agree to enter into good faith negotiations to prepare definitive agreements (the “Agreements”) reflecting the terms of the Transaction set forth in this Letter of Intent, as well as (i) customary representations, warranties and covenants, (ii) customary conditions to closing and (iii) appropriate indemnification provisions. The Parties agree that, for purposes of helping to expedite timing of the Transaction, EPOD’s counsel will prepare initial drafts of the Agreements.

(b) The consummation of the Transaction will be subject to making or obtaining all necessary third-party filings and approvals (including any required approval by the holders of DayStar’s common stock). In addition, the execution and delivery of the Agreements and consummation of the Transaction by the Parties will be subject to the condition, among others, that each Party is, on the basis of its due diligence investigation and otherwise, satisfied, in its sole and absolute discretion, that such execution or delivery or consummation is not likely to have a material adverse effect, directly or indirectly, on such Party’s business, assets, operations or prospects.

(c) The Parties covenant to use their reasonable best efforts to make and obtain all necessary third-party filings and approvals in connection with the Transaction, including the recommendation of the DayStar board of directors to its stockholders that their approval of the Transaction (or any part thereof) be given to the extent that such approval is required or pursued. By executing this Letter of Intent, DayStar represents and warrants to EPOD that its has obtained all corporate approvals, including the approval of its board of directors, to execute, deliver and perform the terms of this Letter of Intent.

2. Termination. The term of this Letter of Intent (the “Term”) will commence on the date both Parties have executed this Letter of Intent and will continue until the earliest of (a) the effective date of execution and delivery of the Agreements by the Parties, (b) the date of delivery by either Party to the other of notice (any such notice, a “Termination Notice”) that the notifying Party has elected to terminate discussions concerning the Transaction or (c) 180 days following the date of this Letter of Intent (the earliest such date is herein referred to as the “Termination Date”). This Letter of Intent, and each and all of the rights and obligations of the Parties under this Letter of Intent, will (except as hereinafter provided) terminate effective upon the Termination Date From and after the Termination Date, no Party will have any obligation or liability to any other Party whatsoever, except that no termination will relieve any Party for or with respect to liability for any breach of any of Sections 1(b), 3, 4, 5 or 7 of this Letter of Intent prior to such termination and, in any event, the Parties will remain bound by the provisions of Sections 5 and 7.

3. Ordinary Course of Business. During the Term: (a) DayStar and its subsidiaries will conduct their business and affairs only in the ordinary course of business consistent with past practices, and will refrain from any extraordinary transactions; (b) DayStar will use its best efforts to preserve and keep intact the business organization of DayStar and its subsidiaries and to preserve the good will of DayStar’s customers, suppliers, creditors and others doing business with DayStar and its subsidiaries; and (c) DayStar and its subsidiaries will refrain from (i) declaring or paying any dividend or making any other distribution with respect to any shares of any class of stock of DayStar (“DayStar Stock”) and (ii) redeeming, purchasing or acquiring, directly or indirectly, any shares of any class of DayStar Stock.

4. Exclusive Negotiations.

(a) DayStar agrees that, during the Term, neither DayStar nor any of its Representatives will, directly or indirectly, (i) enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any person other than EPOD or its affiliates relating to (A) any acquisition or purchase of any assets of DayStar or any of its subsidiaries (other than sales of inventory, or immaterial portions of assets, in each case in the ordinary course), DayStar Stock or any securities of DayStar or any of its subsidiaries or (B) any merger, consolidation or business combination involving DayStar or any of its subsidiaries; or (ii) with respect to any effort or attempt by any other person to do or to seek any of the types of transactions referred to in (i) above, (A) participate in any discussions or negotiations; (B) furnish to any other person any data or information with respect to DayStar or any of its subsidiaries or (C) otherwise cooperate in any way with, assist or participate in or facilitate or encourage any such effort. DayStar will immediately notify EPOD if any such inquiry, proposal or offer, or any contact with any person with respect thereto (whether by telephone, personal conversation, fax, email or otherwise) is made or received by DayStar or any of its Representatives.

(b) During the Term, DayStar will not enter into any agreement or arrangement that does, or that reasonably foreseeably might, have an adverse effect on its ability to enter into and perform the Transaction.

(c) DayStar represents and warrants to EPOD that, except as contemplated hereby, there are no pending agreements or understandings with respect to the sale or exchange of DayStar Stock, or any assets or securities of DayStar or any of its subsidiaries (other than sales of inventory, or immaterial portions of assets, in either case in the ordinary course). DayStar will terminate any pending negotiations or discussions with any other parties with respect to the DayStar Stock immediately upon execution of this Letter of Intent, and DayStar will use its best efforts to recover from any such other parties any data and information furnished to them respecting DayStar.

5. Break-Up Fee. If (a) either (i) DayStar or any Representative of DayStar breaches any of the obligations of DayStar under Sections 1(b), 1(c), 2, 3 or 4 of this Letter of Intent and, to the extent it receives notice of such breach, EPOD elects to terminate this Letter of Intent on the basis thereof, or (ii) DayStar delivers a Termination Notice to EPOD, and (b) within 12 months thereafter (a)(i) or (ii) occurs, as the case may be, DayStar or any of its subsidiaries enters into a letter of intent or an agreement relating to the sale or exchange of 15% or more of the DayStar Stock or any of the assets or business of DayStar or any of its subsidiaries, in one or a series of transactions, whether directly or indirectly, through purchase, merger, exchange, consolidation or otherwise (other than sales of inventory, or immaterial portions of the assets, in either case in the ordinary course), whether or not such transaction is consummated, then, concurrently with entering into such letter of intent or agreement, DayStar will pay to EPOD a sum in cash equal to $5,000,000. Such fee will not serve as the exclusive remedy to EPOD under this Letter of Intent in the event of a breach by DayStar, and EPOD will be entitled to all other rights and remedies available under law or in equity. No break-up fee will be payable in the event that EPOD either (i) breaches any of its binding obligations under this Letter of Intent or (ii) fails to consummate the Transaction for any reason other than as provided in this Letter of Intent or as a result of the breach or default of DayStar.

6. Confidentiality. Each Party will hold in strict confidence and not disclose to third parties any data and information obtained from the other Party except that such Party may disclose such data and information to its employees, officers, directors, advisors, legal counsel, accountants, agents and representatives, as well as any sources of financing it may consider in connection with the Transaction (collectively, “Representatives”). If the Transaction is not consummated, each Party will, at the other Party’s option, either return all such data and information furnished to it to the other Party, or destroy all copies of such data and information in its possession (and cause its Representatives to do the same).

7. Disclosure Regarding the Transaction. Except as and to the extent required by law or applicable stock exchange rule, without the written consent of the other Party, neither Party will, and each will direct its respective Representatives not to, directly or indirectly, make any public comment, statement or other communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the Transaction or any of the terms, conditions or other aspects of the Transaction. All press releases or other public communications relating thereto and the method of the release for publication thereof will be subject to the prior written approval of each Party, which will not be unreasonably withheld. Notwithstanding anything to the contrary herein, the Parties are expressly authorized to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any Party related to such tax treatment and tax structure.

8. Governing Law. This Letter of Intent will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice-of-law principles that would require the application of the law of any other jurisdiction.

9. Counterparts; Execution by Facsimile. This Letter of Intent may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement, and this Letter of Intent will become effective upon receipt of a counterpart hereof from each of the parties hereto. Delivery of an executed counterpart of a signature page of this Letter of Intent by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart of this Letter of Intent.

10. Entire Agreement; Amendment; Construction. This Letter of Intent constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter of Intent may not be amended or modified except by a writing signed by all of the Parties. This Letter of Intent has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Letter of Intent will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Letter of Intent. All dollar amounts contained in this Letter of Intent refer to United States dollars.

11. Binding Effect. This Letter of Intent constitutes a non-binding statement of the Parties’ respective intentions with respect to the Transaction. This Letter of Intent does not, however, contain all matters upon which agreement must be reached in order for the Transaction to be consummated, and therefore does not constitute a binding commitment or agreement with respect to the Transaction itself. Any such binding commitment or agreement with respect to the Transaction will result only from the execution and delivery of the Agreements, subject to the terms and conditions expressed therein. NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT SECTIONS 1(b), 3, 4, 5 and 7 OF THIS LETTER OF INTENT ARE INTENDED TO CREATE, AND DO CREATE, FULLY BINDING LEGAL AND CONTRACTUAL OBLIGATIONS OF THE PARTIES, WITH CONTRACTUAL CONSIDERATION CONSISTING OF THE REPRESENTATIONS AND WARRANTIES AND COVENANTS AND AGREEMENTS SET FORTH THEREIN (WHICH ARE BINDING).

[Remainder of Page Intentionally Left Blank]

If the foregoing meets with your approval, please indicate your acceptance of the terms set forth in this Letter of Intent by signing in the space provided below and on the enclosed copy and by returning the copy to us. Upon such execution and delivery, this Letter of Intent will, as and to the extent set forth in this Letter of Intent, be a binding and legally enforceable agreement of the Parties.

Sincerely yours,

EPOD Solar Inc.

By:	/s/ Michael Matvieshen
Michael Matvieshen
Chief Executive Officer

Agreed to and accepted on this 18th day of September, 2009

DayStar Technologies, Inc.

By:	/s/ William S. Steckel
Name:	William S. Steckel
Title:	Chief Financial Officer

Agreed and accepted on this 18th day of September, 2009

TD Waterhouse RRSP Account 240832S

By:	/s/ Peter Alan Lacey
Name:	Peter Alan Lacey
Title:	Authorized Signatory

[SIGNATURE PAGE TO LETTER OF INTENT]

Annex A

Material Terms of Transaction

•

The Transaction steps and structure will be determined by the Parties, and may involve one or more related transactions, including private placements, mergers, share exchanges, asset purchases, stock purchases, and other actions.

•	The Transaction is intended to result in the combination of the businesses of EPOD and Daystar.

•

As consideration for such actions taken by EPOD in connection with the Transaction, DayStar will authorize and issue a new series of preferred shares to the shareholders of EPOD. Each preferred share will be convertible into one share of DayStar common stock at a conversion price of $1.80 per share. In addition to receiving such preferred shares, such holder will also be entitled to receive (without any additional consideration) a warrant to purchase 50% of the total number of shares of DayStar common stock issued upon such conversion. The warrant will have an exercise price of $1.80 per share.

•

DayStar will either (a) enter into a registration rights agreement with respect to the registration of any DayStar Stock issued to EPOD with the Securities and Exchange Commission granting both demand and piggyback registration rights to the holders of such DayStar Stock or (b) file a Registration Statement on Form S-4 with respect to the Transaction registering the issuance of any DayStar Stock to EPOD.